Exhibit 10.1

SECOND AMENDMENT TO AMENDED AND RESTATED EXPENSE SUPPORT

AND RESTRICTED STOCK AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED EXPENSE SUPPORT AND RESTRICTED STOCK AGREEMENT (this “Second Amendment”), is made effective as of January 1, 2017 (the “Effective Date”), by and between CNL Healthcare Properties II, Inc. (the “Company”) and CHP II Advisors, LLC (the “Advisor”). The Company and the Advisor are each sometimes individually referred to as, a “Party” and collectively as, the “Parties.”

R E C I T A L S:

WHEREAS, the Parties entered into that certain Advisory Agreement dated as of March 2, 2016 (as it may be amended from time to time, the “Advisory Agreement”); and

WHEREAS, the Parties entered into that certain Amended and Restated Expense Support and Restricted Stock Agreement dated effective as of May 9, 2016, as amended by that certain First Amendment of Amended and Restated Expense Support and Restricted Stock Agreement entered into February 10, 2017 and made effective as of January 1, 2017 (the “Expense Support Agreement”); and

WHEREAS, pursuant to paragraph 13 of the Expense Support Agreement the Parties may amend the Expense Support Agreement by mutual written consent of the Parties; and

WHEREAS, the Parties desire to amend the Expense Support Agreement on mutually agreed upon terms more particularly set forth herein.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, the Parties, intending to be legally bound, do hereby agree as follows:

1.    Recitals; Certain Definitions. The foregoing recitals are true and correct in all material respects and are by this reference incorporated herein and made a part hereof. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Expense Support Agreement.

2.    Amendment and restatement of defined term “Aggregate Stockholder Minimum Cash Distributions”. The defined term Aggregate Stockholder Minimum Cash Distributions in the Expense Support Agreement is hereby amended and restated in its entirety and such defined term shall henceforth read as follows:

“Aggregate Stockholder Minimum Cash Distributions – shall mean the aggregate cash distributions paid to the stockholder in an applicable period calculated on the weighted average most recent public offering price for each share class or weighted average of the Board’s most recent determination of estimated net asset value per share for each share class, if the Board has made such a determination.”

3.    Terms. All other terms and conditions as contained in the Expense Support Agreement shall remain unchanged and will continue to bind the Parties with respect to the transaction as contemplated therein.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the Parties have caused this Second Amendment to be signed by their respective officers thereunto duly authorized, as of this 31st day of March, 2017.

CNL HEALTHCARE PROPERTIES II, INC.

By:	/s/ Stephen H. Mauldin
Name:	Stephen H. Mauldin
Title:	Chief Executive Officer

CHP II ADVISORS, LLC

By:	/s/ Tracey B. Bracco
Name:	Tracey B. Bracco
Title:	Vice President